February 6, 2006


Mail Stop 4561

VIA U.S. MAIL AND FAX (310) 458-2844

Mr. Alex Lightman
President and Chief Executive Officer
Innofone.com, Incorporated
1431 Ocean Avenue, Suite 1100
Santa Monica, CA  90401

      Re:	Innofone.com, Incorporated
      Form 10-KSB for the year ended June 30, 2004
      Filed October 13, 2004
      File No. 000-31949

Dear Mr. Lightman:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



      Linda van Doorn
      Senior Assistant Chief Accountant

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Mr. Alex Lightman
Innofone.com, Incorporated
January 25, 2006
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